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                                                                      EXHIBIT 12

                   PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                         1993    1992    1991    1990    1989
                                        ------- ------- ------- ------- -------
Income before income taxes............. $17,481 $11,374 $ 7,759 $ 5,522 $16,882
  Add -- Fixed charges:
    Interest on indebtedness...........  10,056   9,644  14,099  15,806  15,708
    Portion of rent (33 1/3%)
     representative of interest factor.   7,075   6,715   5,898   4,708   3,026
                                        ------- ------- ------- ------- -------
Total fixed charges....................  17,131  16,359  19,997  20,514  18,734
                                        ------- ------- ------- ------- -------
Income before income taxes and fixed
 charges............................... $34,612 $27,733 $27,756 $26,036 $35,616
                                        ------- ------- ------- ------- -------
Ratio of earnings to fixed charges.....    2.02    1.70    1.39    1.27    1.90
                                        ------- ------- ------- ------- -------